EXHIBIT 99.1

October 8, 2002

Endocardial Solutions Announces First Digital Image Fusion (DIF) Procedure

MINNEAPOLIS / ST. PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) announced today that its first successful Digital Image Fusion procedure (DIF) was performed at Sinai Medical Center in Milwaukee by Jasbir Sra, MD, Clinical Professor of Medicine at the University of Wisconsin.

“With the use of DIF I was able to quickly and easily provide an exact replica of the patient’s heart chamber anatomy from a prior CT image.  I then superimposed that image into the EnSite 3000® System and was able to track the electrical activity and determine the origin of cardiac arrhythmia,” stated Dr. Sra.

“This case confirms the human clinical utility of DIF, and demonstrates our resolve to develop tools which improve and facilitate the diagnosis and treatment of cardiac arrhythmias.  We believe that providing the true anatomy synchronized with single beat activation is critical to advancing the scope and success in curing arrhythmias,” said Frank Callaghan, Vice President of Research and Development.

“DIF is another example of our ongoing mission to making the EnSite 3000® System a fundamental tool in all segments of the arrhythmia market,” said Jim Bullock, President and Chief Executive Officer.  “I want to acknowledge Dr. Sra and his team for their partnership in reaching this point in our development plans,” concluded Bullock.

About Endocardial Solutions

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.  The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

Contacts

Bob Paulson, CFO, Endocardial Solutions (651) 523-6916  bpaulson@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959  bgutzke@endocardial.com